CERTIFICATE OF AMENDMENT
OF
SECOND AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
MISTRAS GROUP, INC.
* * * * *
Mistras Group, Inc. (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (“DGCL”), does hereby certify that:
1.The Second Amended and Restated Certificate of Incorporation of the Corporation, filed with the Secretary of State of the State of Delaware on October 14, 2009, is hereby amended by deleting Article VIII thereof in its entirety and substituting the following in lieu thereof:
ARTICLE VIII

Any director may be removed from the Board of Directors by the stockholders of the corporation with or without cause by the affirmative vote of the holders of at least a majority of the voting power of the issued and outstanding shares of capital stock of the corporation then entitled to vote in the election of directors. Vacancies occurring on the Board of Directors for any reason and newly created directorships resulting from an increase in the authorized number of directors may be filled only by a vote of a majority of the remaining members of the Board of Directors, although less than a quorum, or by a sole remaining director, at any meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy or newly created directorship shall hold office until the next annual meeting of stockholders and until his or her successor shall be duly elected and qualified. No decrease in the number of directors constituting the Board of Directors shall shorten the term of any incumbent director.

2.This Certificate of Amendment was duly adopted in accordance with Section 242 of the DGCL.

IN WITNESS WHEREOF, the undersigned has caused the Certificate of Amendment of the Certificate of Incorporation to be signed, under penalties of perjury, and the facts stated herein are true and correct.
Dated: October 19, 2016
/s/ Michael C. Keefe
Michael C. Keefe
Executive Vice President, General Counsel and Secretary